Exhibit 10.10

September 25, 2019

Dalen Meeter

Dear Dalen:

SINGULAR GENOMICS SYSTEMS, INC. (the “Company”) is pleased to offer you employment on the following terms:

1.    Position. Your initial title will be Vice President, Finance. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Your anticipated start date will be a mutually agreed-upon date.

Cash Compensation. The Company will pay you a starting salary at the rate of $265,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You will also be eligible to participate in the Company’s annual compensation review process which generally occurs in the first quarter of each year. Any adjustments to your salary at this time will be based on your individual performance and available funding and will not be prorated based on your start date. In addition, you will receive a one-time signing bonus of $20,000 (the “Signing Bonus”) on your employment start date. Should you resign from the Company or be terminated by the Company with or without Cause within one (1) year from your employment start date, you will be required to repay the full amount of the Signing Bonus to the Company.

Annual Discretionary Bonus Plan. As a regular employee of the Company, you will be eligible to participate in the Company’s Annual Discretionary Bonus Plan (the “Bonus Plan”) beginning in 2020 at a rate of 20% of your eligible earnings. This Bonus Plan is based on a combination of individual and company performance results and requires you to be employed and in good standing on the payout date which is generally within the first quarter of the following year.

Indemnification: In connection with your employment, the Company will enter into its standard Indemnification Agreement with you, which provides for indemnification and the advancement of legal expenses.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. We currently offer a flexible vacation policy, which allows eligible employees to take a flexible amount of vacation time, subject to manager approval and scheduling conflicts and provided that job performance remains acceptable. This policy is subject to change from time to time at the Company’s discretion. You acknowledge no vacation time accrues under the flexible vacation policy, and therefore there is no unused vacation to be paid out upon termination.

2.    Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 160,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share shall be equal to the fair market value per share on the date the Option is granted, as determined by the Company’s Board of Directors. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2016 Stock Plan (the “Plan”) and the applicable Stock Option Agreement. You will vest in 12/48ths of the Option shares after 12 months of continuous service, and you will vest in 1/48th of the Option shares for each month of continuous service thereafter, as described in the applicable Stock Option Agreement.

3.    Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign and comply with the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

4.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

5.    Tax Matters.

(a)    Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

6.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the state in which you are employed with the Company, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the state in which you are employed with the Company in connection with any Dispute or any claim related to any Dispute.

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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on September 30, 2019. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before your agreed start date, as well as the successful completion of a background check to the Company’s satisfaction.

If you have any questions, please e-mail me at                 .

Very truly yours,

SINGULAR GENOMICS SYSTEMS, INC.

By:	/s/ Andrew Spaventa
Andrew Spaventa, Chief Executive Officer

I have read and accept this employment offer:

/s/ Dalen Meeter
Dalen Meeter

Dated: 9/25/2019

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